Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Unitil Corporation and subsidiaries of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated February 10, 2010, relating to the consolidated financial statements of Unitil Corporation and subsidiaries (the Company) for the year ending December 31, 2009, appearing in the Annual Report of the Company on Form 10-K for the year ended December 31, 2011 and to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

April 6, 2012